AMERICAN GENERAL LIFE INSURANCE COMPANY

BUFFER DUAL DIRECTION TRIGGER WITH CAP RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page:	[2]

Rider Definitions:	[4]

Rider Provisions:	[5]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[November 1, 2025]

[CONTRACT NUMBER:	[P0000000000]

[OWNER(S):	John Doe]]

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

Index	Term	Index Value	Initial Trigger Rate	Minimum Trigger Rate	Initial Cap Rate	Minimum Cap Rate	Buffer Dual Direction Rate
							Negative	Positive
[S&P 500]	[6 Year]	[1,500]	[10.00%]	[X.XX%[1] ] [X.XX%2]	[30.00%]	[25.00%[1] ] [X.XX%2]	[-10%]	[10%]
[S&P 500]	[6 Year]	[1,500]	[20.00%]	[X.XX%[1] ] [X.XX%2]	[30.00%]	[25.00%[1] ] [X.XX%2]	[-20%]	[20%]

[1]During the Withdrawal Charge period [2]After the Withdrawal Charge period

INDEX DISCLAIMER(S):

[S&P 500® Index

The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by American General Life Insurance Company (“AGL”) . Standard’s & Poor’s®, S&P®, and S&P 500are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by AGL. Corebridge MarketLock® Annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

NASDAQ-100

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance. The Corporations’ only relationship to American General Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq®, NASDAQ-100® Index, and certain trade names of the Corporations and the use of the Nasdaq®, NASDAQ-100® Index which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq®, NASDAQ-100® Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE

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CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.]

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

BUFFER DUAL DIRECTION RATE

The Buffer Dual Direction Rate is used to set a range of both a positive and negative change in Index Value to define when the Trigger Rate is used to determine the Index Credit Rate for each Strategy Account Option. The Buffer Dual Direction Rates are shown on the RIDER DATA PAGE for a Strategy Account Option and are guaranteed not to change for the life of the Contract so long as We continue to offer the Strategy Account Option.

CAP

The Cap limits the amount of interest that may be credited to each Strategy Account Option up to and including the Cap Rate referenced on the RIDER DATA PAGE. The Initial Cap Rate applicable to each Strategy Account Option is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Rider Effective Date. We may declare new Cap Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Cap Rates may be higher or lower than the Initial Cap Rate but will never be lower than the corresponding Minimum Cap Rate shown on the RIDER DATA PAGE.

INDEX CREDIT

The Index Credit is the amount of Index interest credited to a Strategy Account Option(s) on the Term End Date. The Index Credit may be positive, negative, or zero. The Index Credit Rate is a factor used in the calculation of the Index Credit for each Strategy Account Option(s) shown on the RIDER DATA PAGE.

INDEX VALUE

The Index Value is the value of the Index that is published by the Index provider at the close of each Business Day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Index Value(s) as of the Rider Effective Date for all referenced indices are as shown on the RIDER DATA PAGE.

TRIGGER RATE

The Trigger Rate is the rate of interest that will be credited to the Strategy Account Option(s) on the Term End Date, if the change in Index Value is less than or equal to the positive Buffer Dual Direction Rate and greater than or equal to the negative Buffer Dual Direction Rate. The Initial Trigger Rate is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Contract Date. Renewal Trigger Rates may be higher or lower than the Initial Trigger Rate but will never be lower than the corresponding Minimum Trigger Rate shown on the RIDER DATA PAGE.

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RIDER PROVISIONS

If the Rider Effective Date is after the Contract Date, You may transfer all or part of Your Contract Value to any Strategy Account Option(s) on the RIDER DATA PAGE to be effective on the Contract Anniversary following the Rider Effective Date. On each Term End Date, the Index Credit, if any, will be credited to each Strategy Account Option to which You allocate Your Contract Value. The Index Credit is calculated based in part on the Index Value on the Term End Date compared to the Term Start Date value of the same Index. Index Credit will vary from Term to Term and will depend upon the Buffer Dual Direction Rate, the Cap Rate, the Trigger Rate, and changes in the Index Values.

CALCULATION OF CHANGE IN INDEX VALUE

On each Term End Date, We will calculate the Change in Index Value of each Strategy Account Option by comparing the Index Value on the Term End Date to the Index Value on the Term Start Date. On each Term End Date, the Change in Index Value equals:

(Index Value on Term End Date – Index Value on Term Start Date)
Index Value on Term Start Date

CALCULATION OF INDEX CREDIT RATE

The change in Index Value will then be adjusted by the Cap Rate, Trigger Rate, or the negative Buffer Dual Direction Rate, if applicable, to determine the Index Credit Rate used to calculate Index Credit for each Strategy Account Option for that Term as described below:

1.

If the calculated change in Index Value is greater than the positive Buffer Dual Direction Rate shown on the RIDER DATA PAGE, the Index Credit Rate equals the lesser of the change in Index Value or the Cap Rate; or

2.

If the calculated change in Index Value is less than or equal to the positive Buffer Dual Direction Rate and greater than or equal to the negative Buffer Dual Direction Rate shown on the RIDER DATA PAGE, the Index Credit Rate equals the Trigger Rate; or

3.	If the calculated change in Index Value is less than the negative Buffer Dual Direction Rate, the Index Credit Rate equals the change in Index Value plus the positive Buffer Dual Direction Rate.

CALCULATION OF INDEX CREDIT

Index Credit on the Term End Date equals the Strategy Base as of the day prior to the Term End Date multiplied by the Index Credit Rate.

CALCULATION OF THE OPTION UNIT VALUE

The Option Unit Value is used to calculate the Interim Value as described in the Contract.

The Option Unit Value of this Rider is equal to (a) + (b) + (c) – (d) – (e), where:

a) = In-the-Money Binary Call Option x Trigger Rate, (struck at the Buffer Dual Direction Rate)

b) = Out-of-the-Money Binary Call Option x (Buffer Dual Direction Rate – Trigger Rate), (struck at the Buffer Dual

Direction Rate + $0.01/I0), where I0 is Index Value on the Term Start Date

c) = Out-of-the-Money Call Option, (struck at the Buffer Dual Direction Rate)

d) = Out-of-the-Money Call Option, (struck at the Cap Rate)

e) = Out-of-the-Money Put Option, (struck at the Buffer Dual Direction Rate)

The valuation of the options above is based on the Black-Scholes Framework.

TERMINATION

The Rider will terminate on the earlier of the following:

1.	The date We discontinue all Strategy Account Option(s) under this Rider on a Term End Date; or
2.	The date the Contract terminates.

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Signed for the Company to be effective on the Rider Effective Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

[© Corebridge Financial, Inc. All Rights Reserved.]

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